Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings Announces Strategic Investment of $22 Million

Investment Brings Strategic Investors Providing Growth Capital

and New International Opportunities

Facilitates Expansion into Top US Convenience Store Chain

BOCA RATON, FL, August 20, 2020 /PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH) (the “Company” or “Celsius”), maker of a leading global fitness drink, CELSIUS®, today announced that it entered into an agreement providing for a direct private investment of $22 million with two investors, Boyu Capital and a leading global institutional investor. The transaction is expected to close on or about August 25, 2020. The Company also announced the expansion into the largest chain of company-owned and operated gasoline and convenience stores in the United States, Speedway.

“We appreciate the recognition and trust from these prestigious leading global institutional investors. This is an important milestone to reinforce the momentum in our business as we continue to capitalize on the global health and wellness trends and disrupt the energy beverage category. The injection of funds will allow us to eliminate our outstanding bonds incurred in connection with our October 2019 acquisition of Func Food Group Oyj, which bonds are due in October 2020 and provide working capital enabling Celsius to maximize the significant growth opportunities in both domestic and global markets,” commented John Fieldly, President and Chief Executive Officer.

Mr. Fieldly continued, “Maximizing shareholder value is the paramount goal of our management and board of directors. We have established Celsius as a significant player in the functional energy drink category, facilitated by our increases in market share, outsized growth across multiple channels compared to our peers and a market capitalization that enables larger, industry focused institutions to justify both the due diligence and capital allocation to invest in Celsius. We believe Celsius has just begun recognizing the opportunity in front of us on a global scale and justifies further investment initiatives which continue to accelerate our growth, maximizing value creation for our shareholders.”

●	In the placement transaction, the Company will sell 1,437,909 shares of common stock at a price of $15.30 per share. In addition, various affiliates of Celsius, including six directors and CD Financial, LLC an entity owned by Carl DeSantis, the Company’s largest shareholder, will sell an aggregate of 1,307,189 shares of common stock at $15.30 per share. The CD Financial LLC sale represents approximately 3% of the holdings of Mr. DeSantis. The aforementioned affiliate sales will represent a minority divestiture from our long-term strategic investment partners to facilitate the investment. The investment transaction will be effected pursuant to an exemption from registration afforded by Regulation S under the Securities Act of 1933.

In addition to the announcement of the transaction, Celsius announced the expansion into the largest chain of company-owned and operated gasoline and convenience stores in the United States, Speedway. The initial rollout will include two SKU’s across 2,700 stores starting in the beginning of the fourth quarter 2020. The Company anticipates a material ACV increase to over 15% once the rollout to stores commences. Over 90% of participating Speedway stores will be serviced by DSD (direct store delivery) distribution partners.

“Horizon Ventures and affiliated partners seek to invest in companies with exceptional management teams which are positioned to disrupt categories and Celsius has already established the Company as a leader in the rapidly emerging functional energy beverage category. Consumers are striving for healthier drink options which is a common trend on a global scale, and we are confident that Celsius is well positioned as an energy drink that not only tastes good but is a true differentiator in the category, a unique and attractive offering which any consumer around the world can relate and benefit from. Stay energized and stay healthy,” said Tony Lau of Horizons Ventures and Co-Chairman of Celsius Holdings.

“We have always believed that Celsius was a winner with the potential to become a global brand. We are thrilled to welcome our new investors and together along with our existing management team, we will continue our growth and maximize our potential. These two prestigious funds looking to invest in Celsius only reinforces our belief that this brand is ready for continued growth and expansion,” said William H. Milmoe, President of CDS Holdings and Co-Chair of Celsius Holdings.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit http://www.celsiusholdingsinc.com

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com